Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen Missouri Premium Income Municipal Fund

811-07616

The annual meeting of shareholders for the above-
referenced Fund was held on November 16, 2010.  At this
meeting the shareholders were asked to vote on the election
of Board Members, the elimination of Fundamental
Investment Policies and the approval of new Fundamental
Investment Policies.    The meeting was adjourned to
January 6, 2011.

Voting results are herein incorporated by reference to the Funds N-CSR filing on February 7, 2011, accession number
0000891804-11-000687.